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Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

ACTIVISION, INC.

        ACTIVISION, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

        1.    The name of the corporation (hereinafter called the "Corporation") is Activision, Inc.

        2.    The Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH and replacing it in its entirety with the following:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 130,000,000 shares, consisting of (i) 4,500,000 shares of Preferred Stock, par value $.000001 per share ("Preferred Stock"), (ii) 500,000 shares of Series A Junior Preferred Stock, par value $.000001 per share ("Series A Preferred Stock"), and (iii) 125,000,000 shares of Common Stock, par value $.000001 per share ("Common Stock")."

        3.    The foregoing amendment of the certificate of incorporation of the corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that this document is the act and deed of the corporation named herein and that the facts stated herein are true.

Dated: August 23, 2001

/s/ GEORGE ROSE George Rose, Secretary

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  Exhibit 3.4
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF ACTIVISION, INC.